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                                                                    EXHIBIT 99.1

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

Fact-Finding Investigation of          )
  Potential Manipulation of Electric   )       Docket No.  PA02-2-000
  and Natural Gas Prices               )

                  RESPONSES TO COMMISSION STAFF'S DATA REQUEST
                 OF WILLIAMS ENERGY MARKETING & TRADING COMPANY


         Williams Energy Marketing & Trading Company ("Williams") respectfully submits its responses to the Commission's data request dated May 22, 2002, relating to trading activities described as "wash," "round trip" or "sell/buyback" trading of natural gas in the U.S. portion of the WSCC and Texas in 2000 and 2001.

         Williams understands "wash," "round trip" or "sell/buyback" trades to refer to sales by Williams followed by a buyback of the same natural gas product in a simultaneous transaction. Williams did not identify any such sales that it initiated.

         To satisfy the Commission's request, Williams examined trading and accounting data to screen for all transactions in the U.S. portion of the WSCC or Texas in 2000 and 2001 that potentially could be responsive to the data request (same counterparty, same volume, same price, same day). Transactions on the same day with the same counterparty at the same volume and price did occur. Williams examined each such match, both by reviewing deal tickets and trade blotters and by interviews with relevant personnel, and did not identify any such sells and buys that were simultaneous and part of the same transaction except as explained in these responses. Moreover, Williams interviewed all employees with relevant information and all confirmed that Williams had not engaged in any "wash" transactions.


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         Williams did identify two financial transactions made at the request of a counterparty that may have facilitated a "wash" sale by that counterparty. On March 1, 2001, Williams agreed to enter into two financial swap transactions based on the SoCal border index at the same price and volume with El Paso Merchant Energy LP ("El Paso") at El Paso's request. The first was for 233,333 MMBtu/day at $2.47/MMBtu for nine months and the second was for 100,000
MMBtu/day at $4.30/MMBtu for one month. Williams is providing the data relevant to these transactions. Williams did not identify any other such transactions.

                  In the course of Williams' investigation of the Western markets, Williams also identified three transactions outside of the West in 2001 that have some of the indicia of "round trip," "wash" or "sell/buyback" transactions. None were in the relevant geographic region because they were NYMEX swaps. These transactions were initiated by Williams to facilitate hedging of price risks of natural gas reserves of Williams Exploration & Production and to facilitate hedging of price risks associated with power sales by Williams Energy Marketing & Trading Co. None had the purpose or effect of increasing Williams' reported volumes or revenues since Williams reports its revenues on a net basis. None of these transactions had any market price effects because no brokers were used. All were financial swaps rather than purchases or sales of natural gas for physical delivery. All three were with the same counterparty, El Paso Merchant Energy LP. The first was on July 12, 2001 for 50,000 MMBtu/day for $4.25/MMBtu for ten years. The second was on October 8, 2001 for 66,000 MMBtu/day for $3.20/MMBtu for one year. The third was on November 30, 2001 for an average volume of 37,998 MMBtu/day for an average price of $3.65/MMBtu for five years. While these transactions are outside of the geographic region specified by the Commission and thus are not called for by the request, because Williams identified them in its investigation, Williams is disclosing these transactions to the Commission.


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I.       Responses to Request for Admission.

         A. Admit or Deny: the company engaged in activities referred to as "wash," "round trip" or "sell/buyback" trading. This trading involves the sale of natural gas together with a simultaneous purchase of the same product at the same price.

         Williams DENIES.